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                                                                  Exhibit (a)(8)


                                   MEMORANDUM


FROM:   Robert H. Fish, Chairman of the Board and Chief Executive Officer

DATE:   April 18, 2003

RE:     Updated Information to Offer to Acquire Options


         IMPORTANT - PLEASE READ THE FOLLOWING INFORMATION CAREFULLY AND REMEMBER THAT THE DEADLINE FOR TAKING ACTION IS APRIL 28, 2003.

         This memorandum is being sent to you to advise you of minor adjustments to the Offer to Acquire and related documents that were previously transmitted to you on April 1, 2003. Pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"), the Offer to Acquire and related documents were filed with the Commission simultaneously with their distribution to the Option holders. The Commission, in the course of its review of the Offer to Acquire and the related documents, has notified Genesis of certain requested adjustments to the materials in order to further clarify the disclosure contained therein. We have revised the Offer to Acquire to account for the requested adjustments and are providing you with a copy of the amended Offer to Acquire with this memorandum. We believe that the adjustments, which are discussed in greater detail below, do not change in any material way the substantive terms of the offer.

         Please read the following information carefully and note that the deadline for taking action under the Exchange Offer has been changed from 5:00 p.m. to 12:00 midnight, Philadelphia time on April 28, 2003.

         If you have already submitted your completed and signed Letter of Acceptance and you wish to maintain your election with respect to the Options indicated in the submitted Letter of Acceptance, you do NOT need to resubmit a new Letter of Acceptance or take any other action at this time. If you wish to participate and tender your Options but have not yet submitted your Letter of Acceptance you may still do so by completing, signing and delivering the Letter of Acceptance that was previously sent to you on April 1, 2003.

         The Offer to Acquire has been amended to include the following revisions:

(i) the offer and withdrawal rights will expire at 12:00 midnight Philadelphia time on April 28, 2003, subject to further extension of the Expiration Date by the Company;

(ii) validly tendered Options will be acquired and cancelled by the Company as of the Cancellation Date which will be "promptly" after the Expiration Date;
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(iii)             the offer is subject only to the conditions which are
                  described in Section 7 of the Offer to Acquire;

(iv) in the event that the Company waives a condition of the offer, such waiver will apply to all holders of Options eligible for tender in the offer;

(v) holders who have tendered Options in the offer may withdraw such Options which have not been accepted for cancellation by the Company at any time after May 27, 2003;

(vi) actions or omissions by the Company shall not constitute a reason for the assertion that a condition to the Offer has not been satisfied;

(vii) certain references to events which in our reasonable judgment "could," "might," or "may" have certain effects have been deleted and replaced with references to events which in our reasonable judgment "would" have certain effects;

(viii) pending or threatened litigation or governmental or legislative action which would affect our ability to consummate the offer or the spin-off or our ability to conduct our business after the spin-off would constitute a condition which would permit us to terminate the offer;

(ix) the occurrence of a 25% or more increase or decrease in the market price of Genesis's Common Stock would constitute a condition of the offer allowing for termination of the offer by Genesis;

(x) any change in the business, condition (financial or other), assets, income, operation, prospects or stock ownership of Genesis or its majority-owned or wholly-owned subsidiaries materially adversely affecting Genesis or its majority-owned or wholly-owned subsidiaries would constitute a condition allowing for the termination of the offer by Genesis;

(xi) the aggregate number of Options beneficially owned by the non-employee directors of Genesis is included; and

(xii) the ability of Genesis to provide oral notice of its termination of the offer or its amendment of the offer and the postponement of its acceptance and cancellation of Options elected for tender has been deleted.

         In accordance with the foregoing, we have amended the Letter of Acceptance and Notice of Withdrawal as follows:

(i) The cover page of the Letter of Acceptance is hereby amended as follows to reflect the change of the time of expiration on April 28, 2003 from 5:00 p.m. to 12:00 midnight:



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                           "THE OFFER AND WITHDRWAL RIGHTS EXPIRE AT 12:00
                           MIDNIIGHT ON APRIL 28, 2003, UNLESS THE OFFER
                           IS EXTENDED"

(ii) Paragraph 1 of the Instructions to the Letter of Acceptance is hereby amended and restated in its entirety as follows to reflect the change of the time of expiration on April 28, 2003 from 5:00 p.m. to 12:00 midnight:

                           "DELIVERY OF LETTER OF ACCEPTANCE. A properly completed and duly executed original of this Letter of Acceptance, must be received by Mr. James W. Tabak, Senior Vice President, Human Resources, of Genesis Health Ventures, Inc., at the address set forth on the front cover of this Letter of Acceptance on or prior to the Expiration Date which is 12:00 midnight, Philadelphia time, on April 28, 2003, unless the offer is extended, in which case the Letter of Acceptance must be received by Genesis on or prior to such extended Expiration Date."

(iii) The first sentence of the third paragraph on page 3 of the Letter of Acceptance which paragraph immediately precedes the table entitled "Description of Option Tendered," is hereby amended and restated in its entirety to read as follows:

                           "The undersigned has received the documents constituting the Offer."

(iv) The first paragraph on page 1 of the Notice of Withdrawal is amended and restated in its entirety as follows to (a) reflect the change of the time of expiration on April 28, 2003 from 5:00 p.m. to 12:00 midnight and (b) reflect the deletion of the sentence "The undersigned has read and understands all the terms and conditions of the Offer to Acquire.":

                           "The undersigned previously received a copy of the Offer to Acquire together with (i) the Memoranda from Robert H. Fish dated April 1, 2003 and (ii) a Letter of Acceptance. The undersigned completed, signed and returned the Letter of Acceptance, in which he or she elected to accept Genesis Health Ventures, Inc.'s ("Genesis") offer to acquire (the "Offer") all of the undersigned's Options. The undersigned now wishes to change that election and reject the Offer to acquire his or her Options. The undersigned understands that by signing this Notice of Withdrawal and delivering it to James W. Tabak, the Senior Vice President, Human Resources of Genesis by the Expiration Date, which is 12:00 midnight, Philadelphia time, on April 28, 2003, unless the Offer is extended, in which case this Notice of Withdrawal must be received by Mr. Tabak at Genesis on or prior to such extended Expiration Date, the undersigned will to withdraw his or her acceptance of the Offer and instead reject the Offer to acquire his or her Options. The undersigned has read and understands the instructions attached to this Notice of Withdrawal.





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         We would like to thank you for the responses we have received so far regarding the offer. We encourage you to direct any and all questions regarding the Offer to Acquire to James W. Tabak, our Senior Vice President, Human Resources by email at jim.tabak@ghv.com, by facsimile at (610) 925-2242 or by telephone at (610) 925-4050.



































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